Exhibit 20.1

                    LETTER OF INTENT -- APOLLO CAPITAL CORP.

                           NEVADA HOLDING GROUP, INC.
                           4729 LOMAS SANTE FE STREET
                          LAS VEGAS, NEVADA 89147-6028


                                LETTER OF INTENT

December 11, 2001

Apollo Capital Corp.
Mr. John M. King
Chief Executive Officer
3320 FM
Suite 359
Richmond, Texas 77469

     RE: PROPOSED EXCHANGE OF SHARES OF NEVADA HOLDING GROUP, INC., A NEVADA
         CORPORATION FOR 100% OF THE ISSUED AND OUTSTANDING SHARES OF APOLLO CAPITAL CORP., A NEVADA CORPORATION ON A SHARE FOR SHARE BASIS.

Dear Mr. King:

This Letter of Intent will reflect the mutual intent of Nevada Holding Group, Inc., a Nevada corporation and Apollo Capital Corp., a Nevada corporation, regarding the exchange of common shares of Nevada Holding Group, Inc. in exchange for all of the issued and outstanding common shares of Apollo Capital Corp., on a share for share basis.

As a result of the transactions ("Transactions") contemplated by this Letter of Intent, Nevada Holding Group, Inc. will acquire all the outstanding shares of Apollo Capital Corp. upon the terms and conditions provided herein and any additional terms which will be set forth by mutual written consent of both corporations.

     1. CLOSING DATE. The Closing Date shall be January 2, 2002 or any date that is mutually agreed upon in writing by both corporations.

     2. ACQUISITION OF STOCK. On the date of closing of this transaction, Apollo Capital Corp. will transfer to Nevada Holding Group, Inc. all of its issued and outstanding shares in exchange for Common Shares of Nevada Holding Group, Inc. This exchange is intended to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended and the Nevada Holding Group, Inc. Common Shares will be received on a tax-free basis.
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NEVADA HOLDING GROUP, INC.
LETTER OF INTENT
PAGE 2


     3. STOCK CONDITIONS. On the date of closing there shall be no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commissions obligating Apollo Capital Corp. to issue or transfer any additional shares of its capital stock of any class.

     4. REGISTRATION STATEMENT. A registration statement will be filed with the Securities and Exchange Commission to register the shares of Nevada Holding Group, Inc. that are issued to acquire Apollo Capital Corp. utilizing this Letter of Intent. Upon the completion of the registration statement and legal opinion provided by counsel, free trading shares would become available.

     5. FINDERS FEES. Both Nevada Holding Group, Inc. and Apollo Capital Corp. agree that finders fees are not owed on this transaction. Both parties hereby indemnify and hold harmless the other party from any such obligation.

     6. BOARD OF DIRECTORS. The Board of Directors and officers of Nevada Holding Group, Inc. will resign upon the completion of the acquisition of Apollo Capital Corp. The Board of Directors and officers of Apollo Capital Corp. will be appointed the Board of Directors and officers of Nevada Holding Group, Inc.

     7. SEVERANCE PAY OF EXISTING OFFICERS AND DIRECTORS. The resigning officers and directors of Nevada Holding Group, Inc. will receive severance pay for their services. Melanie S. Meinders will receive $12,000.00 for her services as Chairman of the Board, Chief Executive Officer, President and Chief Financial Officer since the Company's inception on October 28, 1999. Mr. Charles E. Jordan, Sr. will receive $6,000.00 for his services as a Director and Secretary of the Company since December 22, 2000. These officers and directors have not received any salary for their services from the Company.

     8. SHAREHOLDER APPROVAL. The acquisition of Apollo Capital Corp. by Nevada Holding Group, Inc. is subject to the approval by the shareholders of Nevada Holding Group, Inc. and Apollo Capital Corp.

     9. ONE INSTRUMENT. This Letter of Intent may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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NEVADA HOLDING GROUP, INC.
LETTER OF INTENT
PAGE 3


     10. BINDING EFFECT. The parties intend to proceed with the transactions contemplated herein. Each party shall promptly notify the other of its progress on the matters specified herein.

Sincerely,


/s/ Melanie S. Meinders
Melanie S. Meinders
Chief Executive Officer
Nevada Holding Group, Inc.


APPROVED AND AGREED to this 11th day of December 2001.


By: /s/ John M. King
    -----------------------
Mr. John M. King
Chief Executive Officer
Apollo Capital Corp.